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Exhibit 10.31

PROMISSORY NOTE

$5,000,000	Chicago, Illinois April 7, 2003

        FOR VALUE RECEIVED, Universal Access Global Holdings, Inc., a Delaware corporation ("Borrower"), promises to pay to the order of CityNet Telecommunications, Inc., a Delaware corporation (collectively with any permitted assignee thereof being referred to herein as the "Lender") at 8405 Colesville Road, 6th Floor, Silver Spring, Maryland 20910, or such other location as the Lender may require, in lawful money of the United States of America, the principal sum of Five Million U.S. Dollars ($5,000,000), together with interest on the unpaid principal amount and capitalized interest as provided in Section 1.1 below.

        This Note is secured by a security interest granted to Lender by Borrower and its subsidiaries (the "Subsidiaries"), pursuant to a Security Agreement of even date herewith, by and among Borrower, the Subsidiaries and Lender (the "Security Agreement").

        SECTION 1    PAYMENTS

          1.1.    Interest.    This Note shall bear interest at a rate per annum equal to twelve percent (12%). All accrued interest on this Note shall be due and payable on April 6, 2004 (the "Maturity Date") or, if earlier, on the Closing Date described below. All interest shall be computed for the actual number of days elapsed on the basis of a 360-day year and shall compound quarterly. From and after the occurrence of an Event of Default (as defined below), the unpaid principal balance of this Note and, to the extent permitted by law, overdue interest shall bear interest at a rate per annum equal to fifteen percent (15%).

          1.2.    Payment Of Principal And Interest.

            (a)  The entire principal balance and all accrued but unpaid interest thereon shall be payable by Borrower to Lender on the Maturity Date or on such earlier date as amounts outstanding hereunder shall become due and payable pursuant to Section 3 hereof.

            (b)  Notwithstanding anything to the contrary contained herein or in the Stock Purchase Agreement dated as of the date hereof, by and between Borrower and Lender (the "Purchase Agreement"), in the event that the Closing Date under (and as defined in) the Purchase Agreement shall occur on or prior to the Maturity Date, amounts then owing hereunder shall be applied to offset and reduce the consideration payable by Lender pursuant to Section 1.4(a) of the Purchase Agreement and this Note shall be deemed to be paid in full.

          1.3.    Prepayment.    The principal amount of this Note and any accrued and unpaid interest thereon may be prepaid in whole or in part at any time, and from time to time, without premium or penalty.

          1.4.    Application Of Payments.    If Borrower makes any prepayments under this Note in advance of the Maturity Date, each prepayment, if any, shall be applied in the following order: first to pay any costs and expenses hereunder incurred by the Lender, second to pay accrued and unpaid interest, and third to pay principal.

        SECTION 2    COVENANTS OF BORROWER

        Until such time as all amounts owing hereunder have been paid in full, the Borrower will, and will cause the Subsidiaries to comply with the following covenants.

          2.1.    Conduct of Business.    Borrower will, and will cause each of the Subsidiaries to:

            (a)  conduct its business only in the ordinary and usual course and refrain from changing or introducing any method of management or operations except in the ordinary and usual course of business and consistent with prior practices;

            (b)  refrain from (i) making any purchase, sale, disposition, lease or sublease of any asset or property other than in the ordinary and usual course of business and other than subleases or dispositions of (A) Borrower's interest in its leases in the Sears Tower, Chicago, Illinois and on Madison Avenue in New York, New York and (B) UTX facilities, (ii) purchasing any capital asset not reflected in Borrower's budget as provided to Lender, and (iii) mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets other than in the ordinary and usual course of business or to Lender;

            (c)  refrain from making any change or incurring any obligation to make a change in its Certificate of Incorporation, By-laws or authorized or issued capital stock other than as contemplated hereby;

            (d)  use its commercially reasonable efforts to prevent any adverse change with respect to the continued employment of ***;

            (e)  diligently operate its business substantially as previously operated and use commercially reasonable efforts to preserve intact its organization, goodwill and relationships with material suppliers, customers, independent contractors and others having business relations with it;

            (f)    furnish Lender with copies of all filings and submissions to be made by Borrower or any Subsidiary with or to the SEC a reasonable time prior to such filing or submission, and reflect therein all reasonable comments of Lender and its counsel thereon; and

  other than as set forth in Schedule 2.1, refrain from (i) incurring any contingent liability as guarantor or otherwise with respect to the obligations of others, (ii) canceling any material debt or claim owing to, or waiving any material right of, the Borrower or any Subsidiary, (iii) issuing any capital stock or other security or other right convertible into, or exercisable or exchangeable for, capital stock, other than issuances of options to purchase Common Stock under plans approved by the Board of Directors of Borrower, and shares of Common Stock on exercise of such options or options outstanding in the date hereof, in each case, in the ordinary and usual course of Borrower's business, (iv) purchasing, selling or otherwise disposing of, or entering into any agreement or other arrangement for the purchase, sale or other disposition of, any of the properties or assets of the Borrower or any Subsidiary other than in the ordinary and usual course of business, (v) declaring, setting aside or paying any dividend, or making any other distribution in respect of its capital stock, or any direct or indirect redemption, purchase or other acquisition by the Borrower or any Subsidiary of its own capital stock, other than the repurchase at zero cost of restricted stock from its employees who separate from Borrower, (vi) refrain from changing the compensation payable or to become payable by the Borrower or any Subsidiary to any of its officers, employees, agents or independent contractors, other that increases of up to 10% per annum in the compensation payable to any individual in the ordinary and usual course of Borrower's business, (vii) refrain from committing to make, or changing the terms of any commitment with respect to, any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors, (viii) refrain from paying or discharging any material lien or liability of the Borrower or any Subsidiary which was not shown on the Borrower's Balance Sheet at December 31, 2002 or incurred in the ordinary and usual course of business thereafter, (ix) refrain from creating any obligation or liability to, or making any loans or advances to, any of its officers, directors, stockholders or employees, except normal compensation and expense allowances payable to officers or employees and (x) refrain from changing its outside auditors or the accounting methods or practices, credit practices or collection policies.

          2.2.    Satisfaction of Conditions; Receipt of Necessary Approvals.    In connection with the sale of a majority equity interest in Borrower to Lender (the "Transaction"), subject to terms and conditions provided in the Purchase Agreement, the Borrower shall, and shall cause the Subsidiaries to, use their respective commercially reasonable efforts to (i) promptly effect all necessary registrations, submissions and filings required or requested by governmental authorities, in connection with the consummation of the Transaction, (ii) defend any lawsuit or other legal proceedings, whether judicial or administrative, challenging the Purchase Agreement or the consummation of the Transaction including, without limitation, seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed, (iii) use all reasonable efforts to take all other action and to do all other things necessary, proper or advisable to satisfy the conditions precedent to the closing of the Transaction, to consummate and make effective as promptly as practicable the Transaction, and to fully carry out the purposes of, the Purchase Agreement and (iv) use all reasonable efforts to obtain all other necessary or appropriate waivers, consents and approvals (including but not limited to such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Borrower or any of the Subsidiaries conducts any business or owns any assets) and to lift any injunction or other legal bar to the Transaction (and, in such case, to proceed with the Transaction as expeditiously as possible), subject, however, to the requisite vote of the stockholders of the Borrower.

          2.3.    Cooperation of the Borrower.    The Borrower shall cooperate with all reasonable requests of Lender and Lender's counsel in connection with the consummation of the Transaction.

          2.4.    No Solicitation; Other Offers.

            (a)  Prior to the expiration or termination of the Purchase Agreement or the Closing of the Transaction, Borrower shall not, and shall not permit any Subsidiary to, and shall use its best efforts to ensure that its officers, directors or employees, or any investment bankers, consultants or other agents retained by it or any Subsidiary to not, solicit, initiate or encourage the submission of any Acquisition Proposal (as defined below) or engage in discussions or negotiations or furnish to any Person any information with respect to an Acquisition Proposal or knowingly facilitate any effort or attempt to make an Acquisition Proposal. The Borrower will notify Lender within 48 hours of receipt by the Borrower or any Subsidiary of any Acquisition Proposal or any request for nonpublic information relating to the Borrower or any Subsidiary by any Person who, to the knowledge of the Borrower, is making or considering making or who has made, an Acquisition Proposal. The Borrower shall provide such notice orally and in writing including the terms and conditions of any such Acquisition Proposal or request. The Borrower shall, and shall cause the Subsidiaries and directors, employees and other agents of the Borrower and the Subsidiaries to, cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal. Nothing contained in the Purchase Agreement shall prevent the Board of Directors of the Borrower from complying with applicable rules and regulations under the Securities Exchange Act of 1934, as amended, with respect to any Acquisition Proposal or making any disclosure to the Borrower's stockholders if, in the good faith judgment of a majority of the disinterested members of the Board of Directors of the Borrower after receipt of a written opinion from its outside legal counsel, failure to so disclose could reasonably be deemed to be inconsistent with its fiduciary duties under applicable law. For purposes of this Section, a "disinterested member of the Board of Directors" is a member of the Board of Directors of the Borrower who is not an "interested director" as defined under Delaware General Corporation Law.

            (b)  Notwithstanding the first sentence of clause (a) of this Section 2.4, the Borrower may negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any Person in response to an unsolicited Acquisition Proposal by such Person if the Borrower has complied with the terms of this Section 2.4, a majority of the disinterested members of the Board of Directors of the Borrower reasonably determines in good faith that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal and, after receipt of a written opinion from its outside legal counsel, that the failure to take such action could reasonably be deemed to be inconsistent with its fiduciary duties under applicable law, and such person executes a confidentiality agreement in customary form (including standstill provisions).

            (c)  Except as permitted by the second sentence of this Subsection 2.4(c), neither the Board of Directors of the Borrower nor any committee thereof shall withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Lender, or take any action not explicitly permitted by this Agreement that would be inconsistent with its approval of the Transaction, approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or cause the Borrower to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Acquisition Proposal. The Board of Directors of the Borrower shall be permitted (i) not to recommend to its stockholders approval of the Purchase Agreement and the Transaction, (ii) to withdraw, or modify in a manner adverse to Lender, its recommendation to its stockholders with respect to the Transaction, (iii) approve or recommend any Superior Proposal or (iv) terminate the Purchase Agreement and in connection therewith enter into an agreement with respect to such Superior

    Proposal, but only if (x) the Borrower has complied with the terms of this Section 2.4, (y) the Borrower has received an unsolicited Acquisition Proposal which a majority of the disinterested members of the Board of Directors determines in good faith constitutes a Superior Proposal, and (z) a majority of the disinterested members of the Board of Directors of the Borrower determines in good faith, after receipt of a written opinion from its outside legal counsel, that the failure to take such action could reasonably be deemed to be inconsistent with its fiduciary duties under applicable law.

            (d)  For purposes of this Agreement:

              "Acquisition Proposal" means any offer or proposal for a merger, reorganization, consolidation, share exchange, business combination, or other similar transaction involving the Borrower or any Subsidiary or any proposal or offer to acquire, directly or indirectly, securities representing more than 25% of the voting power of the Borrower, or all or substantially all of the assets of the Borrower and the Subsidiaries taken as a whole, other than the Transaction.

              "Superior Proposal" means any bona fide written Acquisition Proposal which (i) a majority of the disinterested members of the Board of Directors of the Borrower determines in good faith (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal) is more favorable to the Borrower's stockholders (in their capacities as stockholders) and/or, if applicable, the Borrower's creditors than the Transaction; and (ii) any conditions to such Acquisition Proposal are reasonably capable of being satisfied promptly, including a conclusion that financing for such Acquisition Proposal, to the extent required, is then committed or is in the good faith judgment of a majority of the disinterested members of the Board of Directors of the Borrower, reasonably available to the person making such Acquisition Proposal.

          2.5.    Certain Filings.    The Borrower shall and shall cause the Subsidiaries to, reasonably cooperate with Lender (a) in connection with the preparation of the Proxy Statement relating to the Transaction and any filings required to be made by Lender with governmental authorities with respect to the Transaction, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transaction, and (c) in seeking any such actions, consents, approvals, or waivers or making any such filings, furnishing information required in connection therewith or with such Proxy Statement and such other filings and seeking timely to obtain any such actions, consents, approvals or waivers.

          2.6.    Confidentiality.    The Borrower agrees that, unless and until the Closing has been consummated, each of the Borrower, the Subsidiaries and their officers, directors, agents and representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information of, or relating to, Lender with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the Transaction. Notwithstanding the foregoing, the obligations specified above will not apply to any confidential or proprietary information that: (a) is or becomes publicly available without breach of the Purchase Agreement (as in effect on the date hereof); (b) is rightfully received from a third party without, to the knowledge of the Borrower, a similar restriction on the third party's rights; (c) is required to be disclosed in response to a valid judicial or governmental order or otherwise required by law; or (d) is disclosed with the prior consent of Lender. If the Transaction is not consummated, the Borrower and the Subsidiaries will return to Lender (or certify that they have destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda and other documents prepared by or made available to the Borrower or the Subsidiaries by Lender in connection with the Transaction, provided, however, that nothing herein shall require the Borrower or any Subsidiary to return (or certify that they have destroyed) any data or information that the Borrower or any Subsidiary is required to retain under applicable law.

          2.7.    Maintenance of Listing.    The Borrower shall use all commercially reasonable efforts to maintain the listing of its Common Stock on the Nasdaq Small Cap Market, including, but not limited to, the authorization and consummation of a reverse stock split of its Common Stock.

          2.8.    Maintenance.    Borrower will, and will cause each of the Subsidiaries to, maintain, preserve and keep its respective properties which are used or useful in the conduct of its respective business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

          2.9.    Financial Statements and Other Information; Rights Of Inspection.

            (a)  Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the business and affairs of Borrower and the Subsidiaries, if any, and Borrower shall furnish or cause to be furnished to Lender: (i) within 30 days after the end of each fiscal month, monthly unaudited consolidated financial statements (including in each case balance sheets, statements of income and loss and statements of operating cash flows), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and the Subsidiaries as of the end of and through such fiscal month, (ii) within 45 days after the end of each fiscal quarter, quarterly unaudited consolidated financial statements (including in each case balance sheets, statements of income and loss and cash flow statements), all in reasonable detail, prepared in accordance with GAAP, and fairly presenting the financial position and the results of the operations of Borrower and the Subsidiaries as of the end of and through such fiscal quarter, and (iii) within 90 days after the end of each fiscal year, audited consolidated financial statements of Borrower and the Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and the Subsidiaries as of the end of and for such fiscal year, together with the opinion of independent certified public accountants, which accountants, if different from PriceWaterhouseCoopers, shall be an independent accounting firm selected by Borrower and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly, in all material respects, the results of operations and financial condition of Borrower and the Subsidiaries as of the end of and for the fiscal year then ended.

            (b)  Borrower shall promptly notify Lender in writing of the details of the occurrence of any Event of Default.

            (c)  Promptly upon the occurrence of, or promptly upon the Borrower becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to the Borrower prior to the date hereof, of any of the covenants of the Borrower contained in or referred to in the Purchase Agreement or in any Schedule or Exhibit referred to in the Purchase Agreement, the Borrower shall give detailed written notice thereof to Lender and the Borrower shall use its best efforts to prevent or promptly remedy the same.

            (d)  Promptly upon the occurrence of, or promptly upon the Borrower becoming aware of the impending or threatened occurrence of, any event with regard to the Borrower or a Subsidiary which if such event had occurred prior to the execution of the Purchase Agreement would have been required to be disclosed by the Borrower on a Schedule to the Purchase Agreement, the Borrower shall promptly update any such Schedule and deliver such Schedule to Lender.

            (e)  Without limiting the foregoing, Borrower will permit Lender to visit and inspect, under Borrower's guidance, any of the properties of Borrower, to examine all their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and employees, upon reasonable advance notice and as often as may be requested.

          2.10.    Filing and Recording; Additional Assets or Jurisdictions.    Borrower shall, and shall cause the Subsidiaries to, at Borrower's sole cost and expense, cause all instruments and documents given as evidence of security pursuant to this Note and the Security Agreement to be duly recorded and/or filed or otherwise perfected in all places necessary, in the reasonable opinion of Lender, and take such other actions as Lender may reasonably request, in order to perfect and protect the security interest of Lender in the Collateral (as defined in the Security Agreement), including, without limitation, updating any previous filings for newly acquired assets or assets moved among jurisdictions where required to assert or maintain Lender's perfected security interest in all material assets of Borrower and the Subsidiaries.

          2.11.    Litigation.    Borrower shall not, and shall not permit any of the Subsidiaries to, without consent of Lender, which consent shall not be unreasonably withheld, commence, settle, fail to defend or abandon any material litigation. Notwithstanding the foregoing, Borrower shall not be required to obtain the consent of Lender to settle, fail to defend or abandon (a) any litigation that is the subject of the Release and Settlement Agreement with Qwest Communications Corporation dated March 24, 2003 or (b) any litigation involving ***, including the litigation with *** described in the Borrower's reports filed with the Securities and Exchange Commission. In addition, Borrower shall not be required to obtain the consent of Lender in connection with any litigation that is fully covered by Borrower's insurance policies (other than for standard deductibles).

          2.12.    Additional Subsidiaries.    Borrower shall cause each Person that becomes a Subsidiary of Borrower after the date hereof to execute and deliver to Lender, within five business days after such Person becomes a Subsidiary of Borrower, a Joinder Agreement to the Security Agreement in a form reasonably acceptable to Borrower and Lender, together with all other documents, certificates, approvals and opinions as Lender may reasonably request in connection therewith. In addition, in the event any Person becomes a Subsidiary of a Subsidiary of Borrower, Borrower shall cause such Person to execute and deliver to Lender, within five business days after such Person so becomes an indirect Subsidiary of Borrower, a Joinder Agreement to the Security Agreement in a form reasonably acceptable to Borrower and Lender, and the Subsidiary of Borrower that is the parent of such indirect Subsidiary to execute and deliver a Pledge Agreement in a form reasonably acceptable to Borrower and Lender, together with all other documents, certificates, approvals and opinions as Lender may reasonably request in connection therewith. As used in this Note, "Person" means any individual, corporation, partnership, limited liability company, association, trust or any other entity or organization of any kind or character, including a governmental department, authority or agency or subdivision thereof.

          2.13.    Dividends, Distributions and Other Payments.    Borrower shall not, and shall not permit the Subsidiaries to, without consent of Lender, declare or pay or set aside for payment any dividend or distribution or other payment upon the Common Stock or its or their other capital stock, respectively, nor redeem, purchase or otherwise acquire any Common Stock or its or their capital stock, respectively, for any consideration (or pay or make available any moneys, whether by means of a sinking fund or otherwise, for the redemption of or other distribution or payment with respect to any shares of any Common Stock or its or their other capital stock, respectively).

          2.14.    Indebtedness.    Except with the prior consent of Lender, Borrower shall not, and shall not permit any of the Subsidiaries to, (a) incur indebtedness for borrowed money (including, without limitation, any capitalized lease obligations, accounts receivable financing or other asset-backed financing), or (b) enter into any guarantee or other similar contingent obligation with respect to the obligations of any Person other than any such guarantee or other similar contingent obligation incurred in the ordinary course of business with respect to obligations of the Borrower or the Subsidiaries.

          2.15.    Material Agreements.    Borrower shall not, and shall not permit any of the Subsidiaries to, without prior written consent of Lender, (a) terminate, or materially modify, supplement, supersede or waive any material rights under, any material agreement to which Borrower or any Subsidiary is a party other than any termination, modification supplement or waiver that is not adverse to Buyer or any Subsidiary, or (b) take any action or fail to take any action with respect to such material agreements that could reasonably be expected to impair perfection of any of Lender's security interests.

        SECTION 3    DEFAULTS

          3.1.    Events of Default.    An "Event of Default" shall mean the occurrence of any one or more of the following events: (a) the failure by Borrower to pay any amount owing hereunder when due hereunder; (b) if Borrower (i) shall file a voluntary petition under any Federal insolvency legislation seeking liquidation, reorganization or to effect a plan or other arrangement with creditors, or (ii) shall be unable, or shall admit in writing its inability to pay its debts as they become due, or (iii) shall file an answer admitting the jurisdiction of the bankruptcy court and the material allegations of any involuntary petition filed pursuant to the United States Bankruptcy Code, or an order for relief under the United States Bankruptcy Code shall be entered, or any such involuntary petition is not dismissed, stayed, or discharged within thirty (30) days from its date of entry, or (iv) shall make an assignment or arrangement or enter into a trust indenture for the benefit of its creditors, or (v) shall apply for, consent to, or suffer the appointment of any receiver or trustee for any of its property; (c) the security interest of the Lender in the Collateral shall cease to be perfected (unless such lack of perfection was caused by the action or inaction of Lender) or Borrower fails to take promptly any action reasonably requested by the Lender in order to maintain the perfection of the security interest of the Lender in the Collateral; (d) Borrower shall have failed or neglected to perform, keep or observe in any material respect any of the provisions contained in Section 2; or (e) Borrower shall have failed or neglected to perform, keep or observe any provision of this Note other than those described in clause (d) above and the same shall not be remedied within 15 business days after the earlier of Borrower becoming aware of such failure or receipt of written notice thereof to the Borrower by Lender.

          3.2.    Remedies.    Upon the occurrence of an Event of Default hereunder, Lender may, at its option, exercise any right, power or remedy permitted by law or by contract, including, without limitation, the right to declare the entire unpaid principal amount hereof and all interest accrued hereon, and such principal, interest and other sums shall thereupon become, immediately due and payable; provided, however, that such principal, interest and other sums shall become automatically and immediately due and payable, without any requirement of notice or action on the part of the Lender, upon the occurrence of an Event of Default of the type described in Section 3.1(b) above.

        SECTION 4    MISCELLANEOUS

          4.1.    Waiver.    The rights and remedies of Lender under this Note shall be cumulative and not alternative. No waiver by Lender of any right or remedy under this Note shall be effective unless in a writing signed by Lender. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Lender will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Lender arising out of this Note can be discharged by Lender, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by Lender; (b) no waiver that may be given by Lender will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Borrower will be deemed to be a waiver of any obligation of Borrower or of the right of Lender to take further action without notice or demand as provided in this Note. Borrower hereby waives presentment, demand, protest and notice of dishonor and protest.

          4.2.    Severability.    If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          4.3.    Governing Law.    This Note shall be construed according to and governed by the substantive laws of the State of Delaware, excluding its conflicts of laws principles to the extent such principles would lead to the application of a substantive law other than the law of the State of Delaware.

          4.4.    Parties in Interest.    This Note shall bind Borrower and its successors and assigns.

          4.5.    Assignment.    Neither party to this Note may assign any of its rights or obligations hereunder or under the Security Agreement without the prior consent of the other party, which may be withheld in such party's sole discretion; provided, however, that Lender may assign any of its rights or obligations hereunder or under the Security Agreement without the prior consent of Borrower following the occurrence of any Event of Default.

          4.6.    Payments.    Except as otherwise provided herein in Section 1.2, Borrower agrees that all amounts payable hereunder shall be paid free and clear of, and without deduction, offset, abatement or withholding for or on account of, any claims, counterclaims or present or future taxes or for any other reason. Notwithstanding the preceding sentence, amounts payable hereunder may be reduced by taxes that are required to be withheld if such taxes would not have arisen but for a failure of Lender or its assignees to provide Borrower with the applicable Internal Revenue Service Form W-8 or any substitute or successor form or if such assignees are not residents of a jurisdiction that is a party to a treaty for the avoidance of double taxation with the United States that provides for no withholding of tax on interest payments by U.S. obligors to residents of such jurisdiction.

          4.7.    Attorneys' Fees and Expenses.    If an attorney is used to enforce the terms of this Note or to collect this Note for nonpayment, such attorney's reasonable fee together with all reasonable disbursements shall be added to the sum then due.

          4.8.    Headings; Construction.    The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "hereof' and "hereunder" and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

          4.9.    Notices.    Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, if by hand delivery, upon receipt, if sent by nationally recognized overnight courier service, one day after deposit with such, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

To Lender:	CityNet Telecommunications, Inc. 8405 Colesville Road 6th Floor Silver Spring, Maryland 20910 Attention: General Counsel Facsimile: 301-608-8121
With a copy to:	McDermott, Will & Emery 50 Rockefeller Plaza New York, NY 10020 Attention: Mark Selinger Facsimile: 212-547-5444
To Borrower:	Universal Access Global Holdings Inc. 233 S. Wacker Drive, Suite 600 Chicago, IL 60606 Attention: Scott Fehlan Facsimile: 312-660-1290
With a copy to:	Shefsky & Froelich Ltd. 444 N. Michigan Avenue, Suite 2500 Chicago, IL 60611 Attention: Michael J. Choate Facsimile: 312-527-5921

          Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

          4.10.    Confidentiality.    Until such time as all amounts owing hereunder have been paid in full, the Lender and its officers, directors, agents and representatives shall hold in strict confidence, and shall not use, any confidential or proprietary data or information of, or relating to, Borrower. Notwithstanding the foregoing, the obligations specified herein will not apply to any confidential or proprietary information that: (a) is or becomes publicly available without breach of this Section 4.10; (b) is rightfully received from a third party without, to the knowledge of the Lender, a similar restriction on the third party's rights; (c) is required to be disclosed in response to a valid judicial or governmental order or otherwise required by law; or (d) is disclosed with the prior consent of Borrower.

        IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered as of the date first above written.

UNIVERSAL ACCESS GLOBAL HOLDINGS, INC.
By:	/S/ LANCE B. BOXER
Name: Lance B. Boxer Title: President and Chief Executive Officer

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  Exhibit 10.31